Exhibit 99.1
NV5 ANNOUNCES FOURTH QUARTER AND FULL YEAR 2024 RESULTS; ISSUES FULL YEAR 2025 GUIDANCE
 Hollywood, FL – February 20, 2025 – NV5 Global, Inc. (Nasdaq: NVEE) ("NV5" or the "Company"), a provider of technology, conformity assessment, consulting solutions, and software applications, today reported financial results for the fourth quarter and full year ended December 28, 2024.

"NV5 delivered a strong performance in 2024, with 10% growth in gross revenues and a 13% increase in gross profit over 2023, and strong organic growth and increased profitability in all three segments of NV5’s business. We enter 2025 with a robust backlog and tailwinds in our target sectors. NV5’s focus on mandated, non-discretionary testing, inspection, and certification (TIC) and engineering services mitigates impacts from economic cycles, and the results of our strategic organic growth initiatives in 2024 continue to drive our growth as we enter 2025. We completed acquisitions in 2024 to strengthen key recurring TIC service areas, including data center commissioning, fire protection consulting, building digitization, and water resources. Our pipeline of acquisition targets remains strong in 2025, and we anticipate further acquisitions to strengthen our platform," said Ben Heraud, CEO of NV5.

Fourth Quarter 2024 Financial Highlights1
Gross revenues in the fourth quarter of 2024 were $246.5 million compared to $214.9 million in the fourth quarter of 2023, a 15% increase, and our gross profit increased 13% to $122.2 million.
Net income in the fourth quarter of 2024 was $5.4 million compared to $10.1 million in the fourth quarter of 2023. Net income includes increases of $3.9 million in acquisition-related costs, of which $2.4 million related to earn-out fair value adjustments, and increases of $2.3 million in intangible amortization expense as a result of recent acquisitions. Additionally, the fourth quarter of the previous year included a $5.2 million expense reduction associated with a flexible time off policy initiative. Our GAAP EPS in the fourth quarter of 2024 was $0.09 per share compared to $0.16 per share in the fourth quarter of 2023.
Our Adjusted EBITDA in the fourth quarter of 2024 was $36.3 million compared to $36.7 million in the fourth quarter of 2023. Adjusted EBITDA Margin on gross revenues were consistent at 14.7% when further adjusted for the one-time benefit of changes to our flexible time off initiative in 2023. Our Adjusted EPS was $0.28 per share in both periods.

Full Year 2024 Financial Highlights1
Gross revenues in 2024 were $941.3 million compared to $857.2 million in 2023, a 10% increase, and our gross profit increased 13% to $483.2 million. This represents a gross margin expansion of 160 basis points to 51.3%.
Net income in 2024 was $28.0 million compared to $43.7 million in 2023. Net income reflects an increase of $9.6 million in amortization expense as a result of recent acquisitions, an increase of $4.2 million in interest expense this year as a result of higher debt balances, and an increase of $11.2 million in acquisition-related costs primarily driven by $9.9 million in earn-out fair value adjustments. The previous year included a $5.2 million reduction in expense associated with a flexible time off policy initiative. Our GAAP EPS in 2024 was $0.44 per share compared to $0.71 per share in 2023. Our net leverage remains low at 1.4x.
Our Adjusted EBITDA increased 7% to $143.5 million from $133.8 million. The previous year included the flexible time-off initiative expense reversal. Our Adjusted EPS in 2024 was $1.14 per share compared to $1.15 per share in 2023.

Fiscal Year 2025 Guidance
•Gross revenues between $1.026 billion and $1.045 billion.
•GAAP EPS between $0.52 per share and $0.62 per share.
•Adjusted EPS between $1.27 per share and $1.37 per share.

1 Prior periods presented in this press release have been adjusted as described in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 28, 2024.

Stock Split

On September 25, 2024, we announced a 4-for-1 forward split (the "Stock Split") of our common stock. Trading in the Common Stock commenced on a split-adjusted basis on October 11, 2024. All current and prior year data impacted by the Stock Split, including, but not limited to, number of shares and per share amounts, have been revised to reflect the effect of the Stock Split.

Use of Non-GAAP Financial Measures; Comparability of Certain Measures

Earnings before interest, taxes, depreciation, and amortization (“EBITDA”) is not a measure of financial performance under GAAP. Adjusted EBITDA reflects adjustments to EBITDA to eliminate stock-based compensation expense and acquisition-related costs. Management believes adjusted EBITDA, in addition to operating profit, Net Income, and other GAAP measures, is a useful indicator of our financial and operating performance and our ability to generate cash flows from operations that are available for taxes, capital expenditures, and debt service. A reconciliation of Net Income, as reported in accordance with GAAP, to adjusted EBITDA is provided at the end of this news release.

Adjusted earnings per diluted share (“Adjusted EPS”) is not a measure of financial performance under GAAP. Adjusted EPS reflects adjustments to reported diluted earnings per share (“GAAP EPS”) to eliminate amortization expense of intangible assets from acquisitions and acquisition-related costs, net of tax benefits. As we continue our acquisition strategy, the growth in Adjusted EPS may increase at a greater rate than GAAP EPS. A reconciliation of GAAP EPS to Adjusted EPS is provided at the end of this news release.

Our definition of Adjusted EBITDA and Adjusted EPS may differ from other companies reporting similarly named measures. These measures should be considered in addition to, and not as a substitute for, or superior to, other measures of financial performance prepared in accordance with GAAP, such as Net Income, and Diluted Earnings per Share. In addition, when presenting forward-looking non-GAAP metrics, we are unable to provide quantitative reconciliations to the most closely correlated GAAP measure due to the uncertainty in the timing, amount or nature of any adjustments, which could be material in any period.

Conference Call

NV5 will host a conference call to discuss its full year 2024 financial results at 4:30 p.m. (Eastern Time) on February 20, 2025. The accompanying presentation for the call is available by visiting http://ir.nv5.com.

Date:    Thursday, February 20, 2025
Time:    4:30 p.m. Eastern
Toll-free dial-in number:    +1 800-715-9871
International dial-in number:    +1 646-307-1963
Conference ID:    2719957
Webcast:    http://ir.nv5.com

Please dial-in at least 5-10 minutes prior to the start time to allow the operator to log your name and connect you to the conference.

The conference call will be webcast live and available for replay via the “Investors” section of the NV5 website.

About NV5

NV5 Global, Inc. (NASDAQ GS: NVEE) is a provider of technology, conformity assessment, consulting solutions, and software applications for public and private sector clients supporting sustainable infrastructure, utility, and building assets and systems. The Company focuses on multiple verticals: construction quality assurance, infrastructure engineering, utility services, buildings & technology, environmental health sciences, and geospatial technology services to deliver innovative, sustainable solutions to complex issues and improve lives in our communities. NV5 operates out of more than 100 offices nationwide and internationally. For additional information, please visit the Company’s website at www.NV5.com. Also, visit the Company on LinkedIn, Twitter, Facebook, and Instagram.

Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained in this news release and on the conference call. Such factors include: (a) changes in demand from the local and state government and private clients that we serve; (b) general economic conditions, nationally and globally, and their effect on the market for our services; (c) competitive pressures and trends in our industry and our ability to successfully compete with our competitors; (d) changes in laws, regulations, or policies; and (e) the “Risk Factors” set forth in the Company’s most recent SEC filings. All forward-looking statements are based on information available to the Company on the date hereof, and the Company assumes no obligation to update such statements, except as required by law.

Investor Relations Contact

NV5 Global, Inc.
Jack Cochran
Vice President, Marketing & Investor Relations
Tel: +1-954-637-8048
Email: ir@nv5.com

Source: NV5 Global, Inc.

NV5 GLOBAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(in thousands, except share data)

	December 28, 2024	December 30, 2023
Assets
Current assets:
Cash and cash equivalents	$50,361	$44,824
Billed receivables, net	198,569	152,593
Unbilled receivables, net	141,926	111,304
Prepaid expenses and other current assets	20,155	18,376
Total current assets	411,011	327,097
Property and equipment, net	56,722	50,268
Right-of-use lease assets, net	32,099	36,836
Intangible assets, net	206,592	210,659
Goodwill	579,337	549,798
Deferred income tax assets, net	27,277	6,388
Other assets	2,318	3,149
Total Assets	$1,315,356	$1,184,195

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$81,937	$54,397
Accrued liabilities	52,208	47,526
Billings in excess of costs and estimated earnings on uncompleted contracts	56,867	59,373
Other current liabilities	2,493	2,263
Current portion of contingent consideration	5,554	3,922
Current portion of notes payable and other obligations	11,195	9,267
Total current liabilities	210,254	176,748
Contingent consideration, less current portion	7,196	143
Other long-term liabilities	23,284	26,930
Notes payable and other obligations, less current portion	241,608	205,468
Total liabilities	482,342	409,289

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value; 5,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value; 180,000,000 shares authorized, 65,115,824 and 63,581,020 shares issued and outstanding as of December 28, 2024 and December 30, 2023, respectively	651	636
Additional paid-in capital	538,568	507,779
Accumulated other comprehensive loss	(693)	(18)
Retained earnings	294,488	266,509
Total stockholders’ equity	833,014	774,906
Total liabilities and stockholders’ equity	$1,315,356	$1,184,195

NV5 GLOBAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF NET INCOME AND COMPREHENSIVE INCOME
(UNAUDITED)
(in thousands, except share data)

	Three Months Ended		Twelve Months Ended
	December 28, 2024	December 30, 2023	December 28, 2024	December 30, 2023
Gross revenues	$246,515	$214,855	$941,265	$857,155

Direct costs:
Salaries and wages	58,336	53,291	236,756	215,608
Sub-consultant services	47,240	37,846	161,564	150,213
Other direct costs	18,748	15,732	59,712	65,088
Total direct costs	124,324	106,869	458,032	430,909

Gross profit	122,191	107,986	483,233	426,246

Operating expenses:
Salaries and wages, payroll taxes, and benefits	67,904	54,254	268,370	226,137
General and administrative	22,654	17,941	86,972	67,668
Facilities and facilities related	5,995	5,683	23,864	22,891
Depreciation and amortization	15,848	13,207	60,593	49,577
Total operating expenses	112,401	91,085	439,799	366,273

Income from operations	9,790	16,901	43,434	59,973

Interest expense	(3,837)	(3,859)	(17,181)	(12,970)

Income before income tax (expense) benefit	5,953	13,042	26,253	47,003
Income tax (expense) benefit	(524)	(2,897)	1,726	(3,279)
Net income	$5,429	$10,145	$27,979	$43,724

Earnings per share:
Basic	$0.09	$0.17	$0.45	$0.72
Diluted	$0.09	$0.16	$0.44	$0.71

Weighted average common shares outstanding:
Basic	62,043,752	60,945,860	61,636,636	60,344,158
Diluted	63,195,665	62,198,616	62,879,073	61,897,301

Comprehensive income:
Net income	$5,429	$10,145	$27,979	$43,724
Foreign currency translation (loss) gain, net of tax	(1,346)	593	(675)	(18)
Comprehensive income	$4,083	$10,738	$27,304	$43,706

NV5 GLOBAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(in thousands)

	Twelve Months Ended
	December 28, 2024	December 30, 2023
Cash flows from operating activities:
Net income	$27,979	$43,724
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	66,611	55,111
Non-cash lease expense	12,611	13,562
Provision for doubtful accounts	1,746	1,261
Stock-based compensation	25,981	22,379
Change in fair value of contingent consideration	594	(9,280)
Gain on disposals of property and equipment	(940)	(694)
Other	137	(125)
Deferred income taxes	(21,264)	(26,130)
Amortization of debt issuance costs	741	758
Changes in operating assets and liabilities, net of impact of acquisitions:
Billed receivables	(41,317)	7,584
Unbilled receivables	(26,911)	(15,556)
Prepaid expenses and other assets	1,812	(2,292)
Accounts payable	23,599	(8,938)
Accrued liabilities and other long-term liabilities	(9,140)	(19,745)
Contingent consideration	(1,466)	(1,307)
Billings in excess of costs and estimated earnings on uncompleted contracts	(3,684)	1,231
Other current liabilities	231	664
Net cash provided by operating activities	57,320	62,207

Cash flows from investing activities:
Cash paid for acquisitions (net of cash received from acquisitions)	(63,919)	(189,345)
Proceeds from sale of assets	684	720
Purchase of property and equipment	(16,921)	(17,166)
Net cash used in investing activities	(80,156)	(205,791)

Cash flows from financing activities:
Borrowings from Senior Credit Facility	69,000	188,000
Payments of borrowings from Senior Credit Facility	(32,000)	(26,000)
Payments on notes payable	(6,708)	(11,071)
Payments of contingent consideration	(1,724)	(993)
Purchases of common stock tendered by employees to satisfy the required withholding taxes related to stock-based compensation	—	(81)
Net cash provided by financing activities	28,568	149,855

Effect of exchange rate changes on cash and cash equivalents	(195)	12

Net increase in cash and cash equivalents	5,537	6,283
Cash and cash equivalents – beginning of period	44,824	38,541
Cash and cash equivalents – end of period	$50,361	$44,824

NV5 GLOBAL, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP FINANCIAL MEASURES
TO COMPARABLE NON-GAAP FINANCIAL MEASURES
(UNAUDITED)
(in thousands, except share data)

RECONCILIATION OF GAAP NET INCOME TO ADJUSTED EBITDA

		Three Months Ended		Twelve Months Ended
		December 28, 2024	December 30, 2023	December 28, 2024	December 30, 2023
Net Income		$5,429	$10,145	$27,979	$43,724
Add:	Interest expense	3,837	3,859	17,181	12,970
	Income tax expense (benefit)	524	2,897	(1,726)	3,279
	Depreciation and amortization	17,322	14,669	66,611	55,111
	Stock-based compensation	6,039	5,875	25,981	22,379
	Acquisition-related costs*	3,143	(731)	7,458	(3,706)
Adjusted EBITDA		$36,294	$36,714	$143,484	$133,757

* Acquisition-related costs include contingent consideration fair value adjustments.

RECONCILIATION OF GAAP EPS TO ADJUSTED EPS

		Three Months Ended		Twelve Months Ended
		December 28, 2024	December 30, 2023	December 28, 2024	December 30, 2023
Net Income - per diluted share		$0.09	$0.16	$0.44	$0.71
Per diluted share adjustments:
Add:	Amortization expense of intangible assets and acquisition-related costs*	0.25	0.17	0.91	0.61
	Income tax expense	(0.06)	(0.05)	(0.21)	(0.17)
Adjusted EPS		$0.28	$0.28	$1.14	$1.15

* Acquisition-related costs include contingent consideration fair value adjustments.